SCHEDULE 14A

                     Information Required in Proxy Statement
                            Schedule 14A Information

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement         |_|   Confidential, for Use of the
                                                Commission Only (as Permitted by
                                                Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Under Rule 14a-12

                         iBEAM Broadcasting Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

                         iBEAM BROADCASTING CORPORATION
                               645 Almanor Avenue
                                    Suite 100
                           Sunnyvale, California 94085
                                 (408) 523-1600

        -----------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           Date:    September 12, 2001
                           Time:    10:00 a.m. Pacific Time
                           Place:   The Westin Santa Clara, 5101 Great America
                                    Parkway, Santa Clara, California 95054

                  Matters to be Voted on at the Annual Meeting:

      o     Election of three directors to serve until the 2004 Annual Meeting;

      o Approval of an amendment to iBEAM's 2000 Stock Plan to increase the maximum number of shares of common stock that may be optioned or sold under the Plan to 60,000,000, exclusive of future annual increases, such 60,000,000 shares to be reduced to 6,000,000 if the proposed reverse stock split is adopted, as provided in the Plan's provisions regarding changes in capitalization;

      o Approval of an amendment to iBEAM's Restated Certificate of Incorporation to effect a reverse stock split of one share of iBEAM's common stock for every ten shares of common stock that are issued and outstanding; and

      o     Any other matters that may properly be brought before the Annual
            Meeting.

      The Board of Directors of iBEAM Broadcasting Corporation has established July 24, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of stockholders on that date will be available for inspection at 645 Almanor Avenue, Suite 100, Sunnyvale, California 94085, for ten days before the Annual Meeting. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by iBEAM.

                                        By Order of the Board of Directors


                                        /s/ Daniel Sroka

                                        Daniel Sroka
                                        Secretary

Sunnyvale, California
August 14, 2001

      A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. You may also complete your proxy by telephone or via the Internet by following the instructions on the enclosed form of proxy.

      The Proxy Statement provides detailed information about the proposed matters under consideration. We encourage you to read it carefully.

                         iBEAM BROADCASTING CORPORATION

              -----------------------------------------------------

                                 PROXY STATEMENT
                       2001 ANNUAL MEETING OF STOCKHOLDERS
                               September 12, 2001

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

      "We," "iBEAM" and the "Company" each refer to iBEAM Broadcasting Corporation. These proxy materials are delivered in connection with the solicitation by iBEAM's Board of Directors of proxies to be voted at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournment or postponement thereof. You are invited to attend our Annual Meeting on September 12, 2001, at 10:00 a.m., Pacific Time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054. Proxy Statements and the form of proxy are being mailed to stockholders on or about August 14, 2001.

Revocability of Proxy

      A proxy may be revoked at any time before its exercise by (1) written notice to the Secretary of iBEAM; (2) timely delivery of a valid later-dated proxy; or (3) voting by ballot at the Annual Meeting. However, if you are a beneficial owner of shares of iBEAM's outstanding common stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Annual Meeting.

Solicitation

      iBEAM will pay the expenses of soliciting proxies. Proxies may be solicited on the Board of Directors' behalf by iBEAM's directors, officers and regular employees in person or by telephone, facsimile transmission or by email. We have requested brokerage houses and nominees to forward these proxy materials to the beneficial owners of shares held of record and, upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Voting at the Annual Meeting

      Regardless of how many shares of common stock you own, your vote is important to us. Since many of our stockholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxy holders to represent those stockholders who cannot be present in person.

      You are requested to vote in one of three ways: (1) by mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided by iBEAM; (2) by telephone by following the instructions on the enclosed form of proxy; or (3) by the Internet by following the instructions on the enclosed form of proxy. You may vote for, against, or withhold authority to vote on any matter to come before the Annual Meeting. The designated proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as follows:

      FOR the nominees for election to the Board of Directors named in this Proxy Statement;

      FOR the approval of an amendment to iBEAM's 2000 Stock Plan to increase the maximum number of shares of common stock authorized under the Plan to 60,000,000, exclusive of future annual increases, such 60,000,000 shares to be reduced to 6,000,000 if the proposed reverse stock split is adopted, as provided in the Plan's provisions regarding changes in capitalization; and

      FOR the approval of an amendment to iBEAM's Restated Certificate of Incorporation to effect a one-for-ten reverse split of the common stock.

      If instructions are given with respect to some but not all proposals, the proxy holders will follow the instructions given and will vote FOR the proposals on which no instructions are given. If matters not described in this Proxy Statement are presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. Currently, we are not aware of any other matters to be presented except those described in the Proxy Statement. If the Annual Meeting is adjourned, your common stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy instructions.

      You are entitled to vote your common stock if our records show that you held your shares as of July 24, 2001 (the "Record Date"). At the close of business on July 24, 2001, a total of 128,114,715 shares of common stock and a total of 2,400,939 shares of preferred stock were outstanding and entitled to vote. Each share of common stock has one vote on each matter calling for a vote of stockholders at the Annual Meeting. Each share of preferred stock is voted as if it had been converted into common stock as of the Record Date. As of the Record Date, the 2,400,939 shares of preferred stock are convertible into 240,093,900 shares of common stock. Therefore, for purposes of the Annual Meeting, each share of preferred stock will have 100 votes on each matter calling for a vote of stockholders at the Annual Meeting.

      The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" will be treated as shares that are present and entitled to vote for purposes of determining whether or not a quorum is present but are not counted as votes cast for purposes of determining the approval of any matter submitted to the stockholders for a vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The Annual Meeting may be adjourned to permit the further solicitation of proxies if there is an insufficient number of stockholders present to constitute a quorum.

Vote Required for Approval

      Election of Directors: Election of director nominees named in Proposal 1 requires the affirmative vote of a plurality of the shares of our common stock and Series A preferred stock, voting together as a class, voted at our Annual Meeting. As a result, those persons nominated for election as directors who receive the largest number of votes will be elected directors. Abstentions and broker non-votes will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

      Amendment of iBEAM 2000 Stock Plan: Approval of an amendment to the iBEAM 2000 Stock Plan, as specified in Proposal 2, requires the affirmative vote of a majority of the shares of our common stock and Series A preferred stock, voting together as a class, present or represented at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal, and a broker non-vote will have no effect on the vote for this proposal.

      Amendment to Restated Certificate of Incorporation to Effect Reverse Stock
Split: Approval of an amendment to iBEAM's Restated Certificate of Incorporation to effect a reverse stock split, as specified in Proposal 3, requires the affirmative vote of a majority of all outstanding shares of common stock and Series A preferred stock, voting together as a class, and entitled to vote on the proposal. Abstentions and broker "non-votes" will have the same effect as a vote against this proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      Following is certain information, as of July 11, 2001, regarding all persons or "groups", as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who held of record or who are known to iBEAM to own beneficially more than 5% of iBEAM's common stock and preferred stock.


                                Amount and Nature of
Name and Address                Beneficial Ownership      Percentage of Class(1)
----------------                --------------------      -------------------

Williams Communications, LLC        180,070,400                  49.0%
One Williams Center 41-3
Tulsa, Oklahoma 74172

Allen & Company Incorporated         24,009,400                   6.5
711 5th Avenue
9th Floor
New York, New York 10022

TouchAmerica Inc.                    24,009,400                   6.5
c/o Montana Power & Light
130 North Main Street
Butte, Montana 59701

(1) Based on a total of 127,355,881 shares of common stock and 2,400,939 shares of preferred stock outstanding as of July 11, 2001. As of July 11, 2001, each share of preferred stock was convertible into 100 shares of common stock.

      Set forth below is certain information, as of July 11, 2001, regarding those shares of common stock and preferred stock owned beneficially by each of the members of the board of directors of iBEAM, each of the executive officers of iBEAM named in the Summary Compensation Table on page 10, whether or not such officers remain with the Company, and the current directors and executive officers of iBEAM as a group.


                             Amount and Nature of
Name and Address             Beneficial Ownership(1)     Percentage of Class(2)
----------------             --------------------        -------------------

Barry Baker                           103,037(3)                       *

Peter Desnoes                       3,617,584(4)                      1%

Frederic Seegal                       259,883(5)                       *

Robert Wilmot                       2,751,045(6)                       *

Nicholas Balletta                     769,346(7)                       *

Robert Davis                          733,965(8)                       *

Joseph Shepela                         25,000(9)                       *

Kurt Hoffman                          680,691(10)                      *

Nils Lahr                             492,562(11)                      *

John Bumgarner, Jr.               180,070,400(12)                    49.0

                             Amount and Nature of
Name and Address             Beneficial Ownership(1)     Percentage of Class(2)
----------------             --------------------        -------------------

Paul Gould                         24,009,400(13)                     6.5

Howard Janzen                     180,070,400(12)                    49.0

Laura Kenny                       180,070,400(12)                    49.0

All executive officers
and directors as a group (13
persons)                          212,885,574(14)                    57.9

(1) Unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or other entities controlled by the named individuals.
(2) Based on a total of 127,355,881 shares of common stock and 2,400,939 shares of preferred stock outstanding as of July 11, 2001. As of July 11, 2001, each share of preferred stock is convertible into 100 shares of common stock.
(3) Includes 93,037 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Baker.
(4) Includes 2,094,417 shares of which 1,809,836 shares are vested. The amount stated above also includes 1,139,635 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Desnoes.
(5) Includes 214,812 shares of which 126,788 shares are vested.
(6) Includes 7,854 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Wilmot.
(7) The number of shares stated does not include 230,000 shares held in two trusts. According to the Form 4 filed on May 10, 2001, Mr. Balletta disclaimed beneficial ownership of the shares held in the two trusts of which he was formerly designated as having beneficial ownership in prior filings with the Securities and Exchange Commission.
(8) Includes 361,463 exercised and vested shares. The amount stated above also includes 368,240 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Davis.
(9) Includes 25,000 shares of which 25,000 shares are vested.
(10) Includes 680,691 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Hoffman.
(11) Includes 328,415 exercised and vested shares. The amount stated above also includes 155,885 shares, which could be purchased pursuant to the exercise of stock options granted to Mr. Lahr.
(12) Pursuant to a Stock Purchase Agreement dated June 24, 2001 (the "Stock Purchase Agreement"), Williams Communications purchased 1,800,704 shares of Series A preferred stock, which is initially convertible into 180,070,400 shares of our common stock. Mr. Bumgarner, Mr. Janzen and Ms. Kenny are executive officers of Williams Communications or business units thereof, and may be deemed to have beneficial ownership of such shares.
(13) Pursuant to the Stock Purchase Agreement, Allen & Company Incorporated purchased 480,188 shares of Series A preferred stock, which is initially convertible into 48,018,800 shares of our common stock. Mr. Gould may be deemed to have beneficial ownership of such shares.
(14) Includes 2,697,981 exercised and vested shares. The amount stated above also includes 2,162,808 shares, which could be purchased pursuant to the exercise of stock options granted to all executive officers and directors as a group.

* Denotes ownership of less than 1%.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires iBEAM's executive officers and directors, and persons who own more than 10% of iBEAM's common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish iBEAM with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to iBEAM and written representations from iBEAM's executive officers and directors, iBEAM believes that during the fiscal year ended December 31, 2000, all of its executive officers and directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for Joseph Shepela, who filed a Form 5 on or about February 14, 2001 to report a purchase of 20,000 shares of common stock on June 15, 2000 and a sale of 20,000 shares of common stock on December 21, 2000.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Nominees

      The Amended and Restated Bylaws of iBEAM (the "Bylaws") provide that the number of directors of iBEAM shall be determined by resolution of the Board of Directors. The Board of Directors has currently fixed the size of the Board at nine members.

      The Restated Certificate of Incorporation and Bylaws provide that the directors shall be divided into three classes: Class I, Class II and Class III. The term of office for Class I directors shall expire at the 2001 annual meeting of stockholders, the term of office for Class II directors shall expire at the 2002 annual meeting of stockholders, and the term of office for Class III directors shall expire at the 2003 annual meeting of stockholders, or until the director's earlier death, resignation, retirement or removal or until his or her successor is elected and qualified. At each annual meeting of stockholders, the class of directors up for election will be elected for terms of three years each. As a result, the Class I directors are to be elected at the Annual Meeting for terms of three years each, or until the director's earlier death, resignation, retirement or removal or until his or her successor is elected and qualified.

      The Board of Directors has nominated Frederic Seegal, Robert Wilmot and Howard Janzen for election as directors in Class I to serve for three year terms.

      The proxy holders named in the accompanying form of proxy intend to vote any shares of common stock represented by valid proxies received by them to elect these three nominees as directors for three year terms, unless authority to vote is withheld or such proxies are duly revoked. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxy holders will vote to elect such other person as the present Board of Directors may recommend or to reduce the number of directors to be elected at the Annual Meeting by the number of such persons unable or unwilling to serve (subject to the requirements of iBEAM's Restated Certificate of Incorporation). The present Board of Directors has no reason to believe that either of the nominees named herein will be unable to serve if elected to office. In order to be elected as a director, a nominee need only receive a plurality of the votes cast. As a result, those nominees who receive the largest number of votes will be elected as directors of iBEAM until their term expires or until their successors are elected and qualified. Accordingly, shares not voted for any reason with respect to any one or more nominees will not be counted as votes against such nominees.

      No stockholder has the right to cumulatively vote his or her shares in the election of directors.

      The following table sets forth as to each nominee, his name, age, principal occupation during the last five years, the term for which he has been nominated, and the year he was first elected as a director of iBEAM.

      The Board of Directors recommends a vote FOR all of the nominees listed below for election as directors.

               NOMINEES FOR TERM ENDING AS OF 2004 ANNUAL MEETING

                            Age on                                                             Director
Name                  December 31, 2000       Principal Occupation During Last Five Years       Since
----                  -----------------       -------------------------------------------       -----
Frederic Seegal               52           President and Managing Director, Dresdner             1999
                                           Kleinwort Wasserstein (international investment
                                           banking and financial services firm)

Robert Wilmot                 55           Chairman, Wilmot Consulting, Inc. (provides           1998
                                           strategic consulting services); director of
                                           Com21, Inc. and First Visual Communications, Inc.

Howard Janzen                 46           April 1997-present:  President and Chief              2001
                                           Executive Officer of Williams Communications
                                           Group; 1995-April 1997:  Head of Communications
                                           division of Williams; director of Williams
                                           Communications Group

      The following tables sets forth as to each director, his name, age, principal occupation during the last five years, the term for which he has been elected, and the year he was first elected as a director of iBEAM.

              DIRECTORS WITH TERMS ENDING AS OF 2003 ANNUAL MEETING

                            Age on                                                             Director
Name                  December 31, 2000       Principal Occupation During Last Five Years       Since
----                  -----------------       -------------------------------------------       -----
Peter Desnoes                 57           January 1999-present: President, Chief Executive      1998
                                           Officer and Chairman of the Board of Directors of
                                           iBEAM; 1983-January 1999:  Managing General
                                           Partner and Chief Executive Officer of Burnham
                                           Broadcasting Company (owner of network affiliated
                                           television stations)

Nicholas Balletta             37           July 2001 - present:  President of Enterprise         2000
                                           Division of iBEAM; October 2000-July 2001:
                                           Senior Vice President and General Manager of
                                           Enterprise Services of iBEAM, January
                                           1999-October 2000:  Chief Executive Officer,
                                           NextVenue, Inc.; March 1998-January 1999:
                                           Director, Level3 Communications; 1995-March 1998:
                                           Executive Vice President and Eastern Region Vice
                                           President for Voyager Data Networks,
                                           GlobalCenter, Inc. and Frontier GlobalCenter

John Bumgarner, Jr.           58           May 1999-present: President of Strategic              2001
                                           Investments, Williams Communications Group;
                                           1996-1999:  President of Williams International;
                                           director of Management Planning Systems, Inc.,
                                           James River Coal Corporation, Stanford
                                           Microdevices, Inc. and Energy Partners Ltd.

              DIRECTORS WITH TERMS ENDING AS OF 2002 ANNUAL MEETING

                            Age on                                                             Director
Name                  December 31, 2000       Principal Occupation During Last Five Years       Since
----                  -----------------       -------------------------------------------       -----
Barry Baker                   48           October 2000-present: Managing Director/Venture       2000
                                           Partner, Boston Ventures; February 1999-June
                                           2000: President, USA Networks, Inc.; June
                                           1996-January 1999: Chief Executive
                                           Officer/Designate, Sinclair Broadcasting;
                                           Director of USA Networks, Inc. and Ticketmaster

Paul Gould                    55           Managing Director and Executive Vice President,       2001
                                           Allen & Company Incorporated; director of Liberty
                                           Media Group and On-Command Corporation

Laura Kenny                   44           1998-present: President, Williams Communications'     2001
                                           Vyvx Broadband Media unit; 1996-1998: Vice
                                           President of Marketing, Williams Communications'
                                           Vyvx Broadband Media unit

There are no family relationships among any of the directors or executive officers.

Meetings of the Board and Committees of the Board

      During 2000, the Board of Directors held 11 meetings. The Board has also established an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. All of the existing directors of iBEAM, including the nominees for election listed above, attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during 2000.

      The Audit Committee is composed of directors Robert Wilmot, Frederic Seegal and Barry Baker. The Audit Committee reviews iBEAM's financial statements and accounting practices and makes recommendations to the Board of Directors regarding the selection of independent auditors. The Audit Committee meets on an as needed basis, and during 2000, met two times.

      The Compensation Committee is composed of directors Frederic Seegal, Robert Wilmot and John Bumgarner. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for iBEAM's officers and employees and administers the employee benefit plans. The Compensation Committee met once during 2000. Prior to June 2000, the Compensation Committee approved the stock option grants to employees. In June 2000, the Compensation Committee delegated the authority to make stock option grants to non-executive employees to Peter Desnoes, the President and Chief Executive Officer of iBEAM.

Report of the Audit Committee

      The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61; and (3) received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors' independence. Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in iBEAM's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

      The Board of Directors has determined that the members of the Audit Committee are independent as defined in the NASD's listing standards. The Audit Committee has adopted a written charter which is included as Exhibit A to this proxy statement.

                                        Barry Baker, Chair
                                        Frederic Seegal
                                        Robert Wilmot

Directors' Compensation

      iBEAM does not currently compensate the directors in cash for their service as members of the Board of Directors, although directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. iBEAM has granted options to purchase shares of its common stock to some of its non-employee directors. Directors who are employees are eligible to participate in the iBEAM 2000 Stock Plan. Non-employee directors are eligible to participate in the iBEAM 2000 Director Stock Plan which provides for the grant of non-statutory stock options to purchase shares of common stock to non-employee directors. No grants were made under the iBEAM 2000 Director Stock Plan in 2000.

Compensation Committee Interlocks and Insider Participation

      Our Compensation Committee currently consists of Frederic Seegal, Robert Wilmot and John Bumgarner. None of the members of our compensation committee is currently or has been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or Compensation Committee. In January 2000, we entered into a consulting agreement with Mr. Seegal, which is discussed in further detail below under the caption "Certain Relationships and Transactions" and such discussion is incorporated herein by reference. Further, Mr. Bumgarner is an executive officer of Williams Communications, LLC, which owns preferred stock convertible into 49% of iBEAM's common stock. For more information regarding our transactions with Williams Communications, LLC, please see "Certain Relationships and Transactions" below.

Executive Compensation

      The following table sets forth for the two years ended December 31, 2000 and 1999 certain information as to the cash compensation earned by (i) the Chief Executive Officer of iBEAM and (ii) our four most highly compensated executive officers who earned more than $100,000 in salary and bonus during 2000, whom we refer to as the "named executive officers." As of the date of this proxy statement, Kurt Hoffman, Joseph Shepela and Nils Lahr are no longer employed by iBEAM.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                         Annual Compensation            Compensation
                                               --------------------------------------   ------------
                                                                                           Awards
                                                                             Other      ------------
                                                                            Annual       Securities    All Other
                                                                            Compen-      Underlying    Compen-
  Name and Principal Position        Year       Salary         Bonus        sation(1)     Options      sation(2)
  ---------------------------        ----       ------         -----        ---------   ------------   ---------
Peter Desnoes
    President and Chief              2000      $300,000      $100,000            --      1,574,721      $1,200
    Executive Officer                1999       255,769       157,000       $83,262(3)   1,982,880       1,103

Kurt Hoffman                         2000        57,292       320,000            --        360,000       1,200
    Chief Operating Officer          1999            --            --            --             --          --

Joseph Shepela
    Sr. Vice President of            2000       133,485       135,000            --        235,000         960
    Human Relations                  1999            --            --            --             --          --

Robert Davis                         2000       185,625        76,000            --         36,146         936
    Sr. Vice President of Sales      1999        60,000        12,017            --        722,925         403

Nils Lahr                            2000       184,669        30,000            --         33,978         864
    Chief Technology Officer         1999       137,311        30,000            --        305,694       1,244

(1) Excludes certain perquisites and other benefits which did not exceed the lesser of $50,000 or 10% of any officer's total salary and bonus.
(2) Consists of premiums paid by us for term life insurance.
(3) Mr. Desnoes was reimbursed this amount for relocation expenses.

Option Grants During Year Ended December 31, 2000

      The following table sets forth certain information for the year ended December 31, 2000 with respect to grants of stock options to each of the named executive officers. As of the date of this proxy statement, Kurt Hoffman, Joseph Shepela and Nils Lahr are no longer employed by iBEAM.

                         Individual Grants
-------------------------------------------------------------
                                     Percentage                                     Potential Realizable Value
                     Number of        of Total                                       at Assumed Annual Rates
                    Securities         Options                                     of Stock Price Appreciation
                    Underlying       Granted to      Exercise                           for Option Term(3)
                      Options       Employees in    Price per     Expiration       ---------------------------
Name                 Granted(1)      Fiscal Year     Share(2)        Date             5%              10%
----                 ----------      -----------     --------        ----             --              ---
Peter Desnoes          35,868          0.21%         $10.00         4/11/10      $   71,736      $  143,472
                    1,014,132          6.00           10.00         4/11/10       2,028,264       4,056,528
                      524,721          3.10            2.00         12/7/05         209,889         419,778

Kurt Hoffman        1,200,000          7.10            7.06         8/24/10       1,694,400       3,388,800
                      360,000          2.13            2.00         12/7/05         144,000         288,000

Joseph Shepela        150,000          0.89           10.00         4/11/10         300,000         600,000
                       85,000          0.50            2.00         12/7/05          34,000          68,000

Robert Davis           36,146          0.21            2.00         12/7/05          14,458          28,916

Nils Lahr              33,978          0.20            2.00         12/7/05          13,591          27,182

(1) The options granted to each of the named executive officers vest over a four year vesting period: one-fourth of the total options granted vests on the first year anniversary from the date of the grant or date of hire, whichever is applicable. 1/36 of the total options granted vests monthly over the remaining three years. Except for options which were granted on December 7, 2000 which expire after five years from the date of grant, all other options expire ten years from the date of grant.
(2) All options were granted at fair market value at date of grant (or date of hire, whichever is applicable).
(3) Realizable values are reported net of the option exercise price. The dollar amounts stated are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option and is based on an annual potential realizable value, multiplied by the four year vesting period.

Aggregated Option Exercises in 2000 and Year-End Values

      The following table sets forth certain information regarding exercised stock options during 2000 and unexercised options held as of December 31, 2000 by each of the named executive officers. The value realized is based on the fair market value of our common stock as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options are based on a value of $1.06 per share, the closing price of our common stock on December 29, 2000 (the last trading day of 2000). Amounts reflected are based on the value of $1.06 per share, minus the share exercise price, multiplied by the number of shares underlying the option. As of the date of this proxy statement, Kurt Hoffman, Joseph Shepela and Nils Lahr are no longer employed by iBEAM.

                                                               Number of              Value of
                                                               Securities            Unexercised
                                                               Underlying            in-the-money
                                                           Unexercised Options     Options at Fiscal
                                                          at Fiscal Year-End (#)      Year-End
                       Shares Acquired                        (Exercisable/         (Exercisable/
Name                     on Exercise     Value Realized      Unexercisable)         Unexercisable)
----                     -----------     --------------      --------------         --------------
Peter Desnoes                --               --            1,050,000/524,721            --/--

Kurt Hoffman                 --               --            434,043/1,125,957            --/--

Joseph Shepela           75,000(1)            --(2)           75,000/85,000              --/--

Robert Davis                 --               --             361,462/36,146           $328,930/--

Nils Lahr                    --               --             209,442/33,978           118,502/--

(1) Mr. Shepela exercised 75,000 options, however, none of the options were vested as of December 31, 2000.
(2) The fair market value per share on the date of exercise was equal to the exercise price per share.

Employment and Severance Agreements

      Peter Desnoes. In January 1999, we entered into a written employment agreement with Mr. Desnoes. The agreement provides that Mr. Desnoes is entitled to receive an annual salary of $300,000. We also agreed to provide Mr. Desnoes with compensation in the form of a grant of an option to purchase 1,982,880 shares of common stock at an exercise price of $0.040 per share, which vests over a four year period. In addition, we agreed to pay expenses related to his relocation to California. See "Executive Compensation" and "Certain Relationships and Related Transactions."

      The agreement provides that either we or Mr. Desnoes can terminate the employment relationship for any reason with 14 days notice. The agreement further provides that if Mr. Desnoes is terminated other than for cause, he shall be entitled to receive up to 12 months of annual salary until the earliest of (i) 12 months from the date of his termination, (ii) the expiration of his continuation coverage under COBRA and (iii) the date Mr. Desnoes receives health insurance coverage in connection with new employment.

      In the event of a change of control, Mr. Desnoes will agree to continue service with us or the successor corporation for a period not to exceed six months if he is requested to do so. Upon the completion of this period, or if Mr. Desnoes is not requested to remain with us or our successor, Mr. Desnoes is entitled to receive six months salary and bonus and the options he has been granted will vest as if he had performed an additional six months of service. In the event that Mr. Desnoes is requested to remain with us or our successor upon a change a control and he declines such request then Mr. Desnoes will not be entitled to receive any additional compensation or vesting, unless his refusal to continue service is in effect an involuntary termination, in which case he will receive the benefits described in the preceding paragraph.

      In September 2000, we entered into a Change In Control Agreement with Peter Desnoes. The agreement provides that immediately upon an involuntary termination without cause following or in connection with a change in control, all of his unvested stock options will automatically vest on an accelerated basis, and/or iBEAM's right to repurchase all of his common stock shall lapse on an accelerated basis, as applicable, with the cumulative effect that all of his stock and option rights shall be fully vested. Furthermore, he will receive a severance package of compensation and benefits that is no less favorable than iBEAM's standard severance package for executives immediately prior to the earlier of the change in control or the involuntary termination without cause. In the event he voluntarily resigns or if he is terminated with cause, he will not be entitled to receive accelerated vesting.

      In July 2001, we entered into a Retention Incentive Agreement with Mr. Desnoes. The agreement provides for the payment of up to a $200,000 bonus, payable in July 2002, upon the achievement by the Company of certain financial milestones in each of the third and fourth quarters of 2001. Pursuant to the agreement, Mr. Desnoes is also eligible to receive bonuses not to exceed $350,000 upon the achievement by the Company of certain additional financial milestones in the third and fourth quarters combined. Certain of the above-referenced bonuses are in lieu of bonuses that Mr. Desnoes would otherwise have been eligible to receive pursuant to his January 1999 Employment Agreement. The agreement also provides for performance-related circumstances in which Mr. Desnoes' employment with the Company may be terminated.

      Agreements with Kurt Hoffman, Joseph Shepela and Nils Lahr. In September 2000, we entered into Change In Control Agreements with Joseph Shepela and Nils Lahr and in October 2000, we entered into a Change In Control Agreement with Kurt Hoffman. Those agreements are no longer in effect since these executives were involuntarily terminated from their employment with the Company due to a reduction in force.

      In connection with Kurt Hoffman's severance with iBEAM, we agreed to pay Mr. Hoffman the following: (i) six months' base salary, less applicable withholdings, which payment was required pursuant to the severance provisions agreed to when we hired Mr. Hoffman; (ii) the unpaid balance of his first quarter 2001 bonus, less applicable withholdings; (iii) 80% of his second quarter 2001 bonus, less applicable withholdings, and (iv) payment in lieu of three weeks accrued vacation, less applicable withholdings. In addition, 75,000 of the 300,000 options granted to Mr. Hoffman pursuant to the Executive Retention Plan (discussed below) automatically vested upon his termination as provided in the applicable option grant agreement.

      In connection with Joseph Shepela's severance with iBEAM we (i) agreed to pay Mr. Shepela three months' base salary, less applicable withholdings, (ii) entered into a three month consulting agreement with Mr. Shepela for a lump sum payment of $34,000, and (iii) issued options to purchase 25,000 shares of iBEAM stock with a zero dollar exercise price. Mr. Shepela paid all applicable withholdings.

      In connection with Nils Lahr's severance with iBEAM, we agreed (i) to pay Mr. Lahr 60% of his first quarter 2001 bonus, less applicable withholdings, (ii) to forgive a debt owed by Mr. Lahr to iBEAM in the amount of $6,873, and (iii) to accelerate 108,953 of his unvested stock options. In addition, 25,000 of the 100,000 options granted to Mr. Lahr pursuant to the Executive Retention Plan (discussed below) automatically vested upon his termination, as provided in the applicable option grant agreement.

      Agreements with Robert Davis. In September 2000, we entered into a Change in Control Agreement with Robert Davis. The agreement provides that immediately upon an involuntary termination without cause following or in connection with a change in control, all of his unvested stock options will automatically vest on an accelerated basis, and/or iBEAM's right to repurchase all of his common stock shall lapse on an accelerated basis, as applicable, with the cumulative effect that all of his stock and option rights shall be fully vested. Furthermore, Mr. Davis will receive a severance package of compensation and benefits that is no less favorable than iBEAM's standard severance package for executives immediately prior to the earlier of the change in control or the involuntary termination without cause. In the event Mr. Davis voluntarily resigns or is terminated with cause, the officer will not be entitled to receive accelerated vesting.

      In July 2001, we entered into a Retention Bonus Agreement with Mr. Davis. The agreement provides for the payment of a bonus of up to $225,000 if Mr. Davis remains employed by the Company through July 10, 2002. The agreement provides for the payment of a portion of the bonus upon the termination of Mr. Davis' employment under certain circumstances prior to such date.

      Executive Retention Plan. In May 2001, the Board of Directors approved the grant of 300,000, 300,000, 200,000 and 100,000 stock options to Peter Desnoes, Kurt Hoffman, Robert Davis and Nils Lahr, respectively, as part of a plan to retain the employment of such officers. The agreements granting those options provide that immediately upon a change in control of the Company 50% of the options granted will vest, and 100% of the options granted will vest upon a change in control of the Company followed by a constructive termination of the officer's employment (defined as a material reduction in salary or benefits; a material diminution of duties, authority or responsibility; relocation of more than 25 miles; or failure of iBEAM or a successor to perform under the agreements). In addition, the grant agreements provide that 25% of the options granted will vest upon an involuntary termination without cause any time prior to January 1, 2002. Further, the agreements provide that, if not already vested, 50% of the options will vest on January 1, 2002, and 100% of the options will vest on April 1, 2002, if the officer is still an employee of iBEAM on those dates. The exercise price of the options is $0.105, which equals 25% of the closing price of the common stock on the date of grant. Any and all vested options remain exercisable for one year following the officer's termination of employment for any reason.

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee of iBEAM's Board of Directors consists of Frederic Seegal, Robert Wilmot, and, since July 10, 2001, John Bumgarner, none of whom is an officer or employee of iBEAM or any of its subsidiaries. The Compensation Committee establishes our compensation policies, administers iBEAM's stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with iBEAM's management regarding benefit plans and is responsible for reviewing iBEAM's overall compensation policies and practices.

      Our executive compensation program for 2000 consisted primarily of base salary, bonus, and stock options designed to align executive compensation with our long-term strategic goals and shareholder interest, and to attract, retain, and reward executives. The compensation policy of iBEAM, which is endorsed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer should relate to and be contingent upon the performance of iBEAM and the business division managed by the officer as well as the individual contributions of each officer. The stock option grants for iBEAM executives reflect this philosophy. By linking compensation to iBEAM's business objectives, iBEAM believes that a performance-oriented environment is created for its officers and other employees. The Compensation Committee based its review of recommended grants of incentive compensation on various factors, including the officer's responsibilities, the officer's past, present and expected contributions to iBEAM, and current market grants in companies of similar size, market capitalization, and industry.

      Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most forms of compensation paid to any particular employee over $1 million in any given year. The Compensation Committee believes that it is highly unlikely that any of iBEAM's executive officers would be eligible at any time in the foreseeable future to receive annual compensation of more than $1 million. However, the Compensation Committee believes that it is important to retain the flexibility to maximize iBEAM's tax deductions. Accordingly, it will be the policy of the Compensation Committee to consider the impact, if any, of
Section 162(m) on iBEAM and to document as necessary specific performance goals and take all other reasonable steps in order to seek to preserve iBEAM's tax deductions.

      Peter Desnoes' base salary and bonus for 2000 were based on his rights under the employment agreement which he signed in January 1999. The Compensation Committee participated in the negotiation of the employment agreement after comparing the terms of the proposed employment arrangement to the compensation packages of chief executive officers of other similarly situated companies, including the compensation paid to Mr. Desnoes in his previous positions. For 2000, Mr. Desnoes was paid $100,000 in bonuses pursuant to his employment agreement. The perquisites and other benefits received by Mr. Desnoes that are reported in the Summary Compensation Table are generally provided pursuant to his employment agreement.

June 22, 2001                           Frederic Seegal
                                        Robert Wilmot

Comparative Stock Performance

      The following graph compares the cumulative total return to stockholders of iBEAM's common stock for the period from May 18, 2000, the date iBEAM's stock was first traded on the Nasdaq National Market, through December 29, 2000, with the cumulative total return over such period of (i) the Nasdaq Stock Market Index (U.S.) and (ii) a business services peer group whose stock is quoted on Nasdaq.

                Comparison of Five-Year Cumulative Total Returns
                              Performance Graph for
                         iBEAM Broadcasting Corporation

              Produced on 03/13/2001 including data to 12/29/2000

                              [LINE GRAPH OMITTED]

--------------------------------------------------------------------------------
                                     Legend

Symbol                   CRSP Total Returns Index for:                   05/2000    06/2000   12/2000
------                   -----------------------------                   -------    -------   -------
__________   [square]    iBEAM Broadcasting Corporation                   100.0      128.6       7.6
____  ___    [star]      Nasdaq Stock Market (US Companies)               100.0      112.9      69.6
_  _  _  _   [triangle]  NASDAQ Stocks (SIC 7380 - 7389 US Companies)     100.0      116.6      47.2
                         Miscellaneous Business Services

Notes:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end is not a trading day, the previous trading day is used. The index level for all series was set to $100.00 on 05/18/20
--------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following is a description of transactions since January 1, 2000, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our capital stock, or member of the immediate family of any of the foregoing had or will have a direct or indirect material interest.

      Consulting Agreement with Frederic Seegal. In January 2000, we entered into a consulting agreement with Mr. Seegal, one of our directors, wherein Mr. Seegal agreed to assist us in financing plans and strategies and perform such other business and marketing services as may from time to time be reasonably requested by us. In connection with this agreement, Mr. Seegal purchased 908,820 shares of our common stock at a per share price of $4.84 for an aggregate purchase price of $4,395,600, all of which were subject to our right of repurchase, which lapsed with respect to 12.5% of the shares six months from the date of the purchase and which lapsed ratably with respect to 1/48 of the remaining shares each month thereafter. We loaned Mr. Seegal $1,999,998 to apply to the purchase price for these shares. As of April 12, 2000, we and Mr. Seegal mutually agreed to terminate the consulting arrangement. The parties terminated the arrangement effective May 8, 2000. On May 17, 2000, we repurchased at cost the shares purchased by Mr. Seegal pursuant to the consulting arrangement.

      Agreement with Dresdner Kleinwort Wasserstein. In April 2001, we entered into an arrangement with Dresdner Kleinwort Wasserstein ("DKW") by which DKW would provide us with financial advice and assistance in connection with possible strategic transactions to obtain funding necessary to continue our operations. One of our directors, Frederic Seegal, is the President and Managing Director of DKW. In connection with the transactions contemplated by the Stock Purchase Agreement by and among iBEAM, Williams Communications, LLC, Allen & Company Incorporated, Lunn iBEAM, LLC, and TouchAmerica Inc. dated June 24, 2001 (the "Stock Purchase Agreement"), which transaction closed on July 10, 2001, we have paid DKW a fee of $625,000.

      Agreement with Brewer Consulting. In connection with the hiring of David Brewer, who served as our Vice President of Operations until October 13, 2000, we agreed to purchase at least $2 million of services from Brewer Consulting Networks, a company controlled by Mr. Brewer, beginning January 1, 2000 and ending December 31, 2001. Brewer Consulting Networks provided us with consulting services related to the installation of our network servers. Our obligation to purchase these services from Brewer Consulting Networks was contingent on Mr. Brewer relinquishing operational or ownership control of Brewer Consulting Networks. We paid Brewer Consulting an aggregate of $1,824,274 for services provided in 2000.

      Series A Stock Purchase Agreement. Pursuant to a Stock Purchase Agreement by and among Williams Communications, LLC, Lunn iBEAM, LLC, Allen & Company Incorporated, TouchAmerica Inc. (collectively, the "Purchasers") and the Company dated June 24, 2001 (the "Stock Purchase Agreement"), the Purchasers acquired an aggregate of 2,400,939 shares of our Series A preferred stock which is initially convertible into 240,093,900 shares of our common stock at a conversion price substantially below the then-current market value of our common stock. Williams Communications purchased 1,800,704 shares of Series A preferred stock, which is initially convertible into 180,070,400 shares of our common stock for $20 million in cash and $10 million in in-kind services; Allen & Company Incorporated purchased 240,094 shares of Series A preferred stock, which is initially convertible into 24,009,400 shares of our common stock, for $4 million in cash; and TouchAmerica Inc. purchased 240,094 shares of Series A preferred stock, which is initially convertible into 24,009,400 shares of our common stock, for $4 million in cash.

      Effective July 10, 2001, the Company and Williams Communications, LLC ("Williams") entered into a Master Alliance Agreement (the "Master Alliance Agreement"). The Master Alliance Agreement provides in part that Williams shall be the Company's preferred provider of, and shall have a right of first offer and last refusal to provide the Company with, certain network, data storage, and other telecommunications and Internet-related services, that Williams and the Company shall work in good faith to develop a new infrastructure for the delivery of streaming media services, and that Williams shall have certain rights to license and/or acquire rights to the Company's software applications.

      Effective July 10, 2001, the Company and Williams entered into an Overflow Service Agreement (the "Overflow Service Agreement"). The Overflow Service Agreement governs certain streaming media services that the Company may provide to Williams.

      Effective July 10, 2001, the Company and the Vyvx Broadband Media business unit of Williams entered into a mediaXtranet Services Agreement (the "mediaXtranet Services Agreement"). The mediaXtranet Services Agreement governs collocation services to be provided by Williams to the Company.

      Effective March 19, 2001, the Company and the Vyvx Broadband Media business unit of Williams entered into a Data Services Agreement (the "Data Services Agreement") which was amended by mutual agreement of the parties effective July 10, 2001 (the "Amendment to Data Services Agreement"). Pursuant to the Data Services Agreement and the Amendment to Data Services Agreement, Williams provides the Company with network, transport and related services.

      The mutual execution by the Company and Williams of the Master Alliance Agreement, the Overflow Service Agreement, the mediaXtranet Services Agreement, and the Amendment to Data Services Agreement were conditions precedent to the closing of the investment by Williams and others in the Company through the issuance of Series A preferred stock of the Company, which investment closed on July 10, 2001, and with respect to which the Company has filed two Form 8-Ks with the Securities and Exchange Commission.

      Effective December 13, 1999, the Company and Williams Vyvx Services, a business unit of Williams, entered into a Teleport Services Agreement (the "Teleport Services Agreement"), pursuant to which Williams provided the Company with teleport services including certain satellite and bandwidth services. We paid Williams an aggregate of $2,225,000 for services provided pursuant to the Teleport Services Agreement in 2000.

Indebtedness of Management

      Tom Gillis, who served as the Senior Vice President and General Manager - Entertainment & Media Services until June 29, 2001, has an outstanding loan with iBEAM for the purpose of exercising iBEAM stock options. During 2000, the largest aggregate amount outstanding on this loan during 2000 was $312,094. In connection with his resignation from employment with iBEAM, iBEAM (a) repurchased 65,407 shares of restricted stock from Mr. Gillis at a price of $3.63 per share, such repurchase price being paid pursuant to a reduction in the principal amount of the loan, and (b) forgave, as part of a severance arrangement with Mr. Gillis, $15,000 of the principal amount owed under the loan. Therefore, the amount outstanding under this loan as of June 29, 2001 was $47,483.19.

                              INDEPENDENT AUDITORS

      PricewaterhouseCoopers LLP ("PWC"), iBEAM's independent auditor for the year ended December 31, 2000, has been selected as iBEAM's independent auditor for the fiscal year ending December 31, 2001. A representative of PWC is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if he or she so desires, and to respond to appropriate questions from stockholders.

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of iBEAM's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in iBEAM's Forms 10-Q for the past fiscal year were $225,500.

Financial Information Systems Design and Implementation Fees

      There were no fees billed for financial information systems design and implementation rendered by PWC for the past fiscal year.

All Other Fees

      The aggregate fees billed for services rendered by PWC, other than the services described above, for the past fiscal year were $714,126.

      The Audit Committee has considered whether the provision of the services provided above (other than the audit) is compatible with maintaining PWC's independence.


                                   PROPOSAL 2

                        APPROVAL OF AMENDMENT TO iBEAM's
                 2000 STOCK PLAN TO INCREASE THE MAXIMUM NUMBER
               OF SHARES OF COMMON STOCK AUTHORIZED UNDER THE PLAN
                      TO 60,000,000, ON A PRE-SPLIT BASIS,
                      EXCLUSIVE OF FUTURE ANNUAL INCREASES


      At the Annual Meeting, the Company's stockholders are being asked to approve an amendment of iBEAM's 2000 Stock Plan (the "Plan") to increase the maximum number of shares of common stock authorized under the Plan to 60,000,000, exclusive of future annual increases (the "Plan Amendment). The 60,000,000 authorized shares will be reduced to 6,000,000 if the proposed reverse stock split is adopted. The following is a summary of principal features of the Plan. The summary, however, does not purport to be a complete description of all the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at the Company's principal executive offices.

General

      iBEAM's 2000 Stock Plan (the "Plan") was originally approved by the Board of Directors in January 2000, and approved by the stockholders in April 2000. An amendment to the Plan was approved by the Board of Directors and the stockholders in May 2000. The purpose of the Plan is to afford iBEAM's employees an opportunity to acquire a greater proprietary interest in iBEAM. The Board of Directors has adopted by resolution, subject to stockholder approval at the Annual Meeting, an amendment to the Plan to increase the maximum number of shares of common stock authorized under the Plan to 60,000,000 (the "Plan Shares"), exclusive of future annual increases. The 60,000,000 authorized shares will be reduced to 6,000,000 if the proposed reverse stock split is adopted, as provided in the Plan's provisions regarding changes in capitalization.

      The Board of Directors has approved the Plan Amendment by unanimous vote of the directors in attendance at a special meeting held at which a quorum was present. All other terms of the Plan will remain the same. If the Plan Amendment is not approved, the Plan will continue in full force without the Plan Amendment.

      The Plan initially authorized the issuance of up to 7,000,000 shares of the Company's common stock pursuant to stock option or restricted stock purchases, with annual increases on the first day of the Company's fiscal year equal to the lesser of (i) 4,000,000 shares, (ii) 5% of the outstanding shares on such date, or (iii) an amount determined by the Board of Directors. The May 2000 amendment to the Plan authorized the issuance of up to 9,639,000 shares of the Company's common stock pursuant to stock options or restricted stock purchases, with annual increases on the first day of the Company's fiscal year equal to the lesser of (i) 10,000,000 shares, (ii) 5% of the outstanding shares on such date, or (iii) an amount determined by the Board of Directors. On January 1, 2001, an additional 6,359,761 shares were authorized under the Plan pursuant to the annual increases. There are currently 15,998,761 shares authorized under the Plan. Increasing the Plan Shares to 60,000,000, exclusive of future annual increases, is considered necessary and in the best interest of the Company and the stockholders in order that the Company has sufficient options to provide incentive to its current employees, align their interests with the interests of the shareholders, and retain existing employees as well as attract new employees.

      The Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees and consultants. See "United States Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

      As of July 11, 2001, 46,783 shares had been issued upon exercise of options granted under the Plan, options to purchase 6,598,151 shares were outstanding and 9,353,827 shares remained available for future grant. The following table sets forth information with respect to the stock options that have been granted to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers) who are not executive officers as a group under the Plan as of July 11, 2001. Because grants under the Plan are discretionary, these figures may not be indicative of future awards.

                                  Plan Benefits
                              iBEAM 2000 Stock Plan

Name and Position                                                                      Number of Units(1)
-----------------                                                                      ------------------
Peter Desnoes, President and Chief Executive Officer:                                         300,000
                                                                                            1,200,000

Kurt Hoffman, Chief Operating Officer:                                                        300,000

Joseph Shepela, Sr. Vice President of Human Relations:                                             --

Robert Davis, Sr. Vice President of Sales:                                                    200,000

Nils Lahr, Chief Technology Officer:                                                          100,000

Executive Group:                                                                            2,090,000

Non-Executive Director Group:                                                                      --

Non-Executive Officer/Employee Group:                                                       4,359,957

(1) Units equal options held as of July 11, 2001.

      The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Reservation of Shares under the Plan

      The Board of Directors believes that in order to attract and retain highly qualified employees and consultants and to provide such employees and consultants with adequate incentive through their proprietary interest in the Company, it is necessary to reserve additional shares of common stock for issuance under the Plan, exclusive of future annual increases. At the Annual Meeting, the stockholders are being asked to approve the Plan Amendment for the reservation of 44,001,239 additional shares of common stock for issuance under the Plan.

Purpose

      The purposes of the Plan are to attract and retain the best available personnel for the Company, to provide additional incentive to the employees, officers, and consultants of the Company, and to promote the success of the Company's business.

Administration

      If permitted by Rule 16b-3 of the Exchange Act) and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers.

      With respect to grants of options to employees or consultants who are also officers of the Company, grants under the Plan shall be made by (A) the Board of Directors, if the Board of Directors may make grants under the Plan in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code as the latter applies so as to qualify grants of options to "covered employees" as performance-based compensation, or (B) a committee designated by the Board of Directors to make grants under the Plan, which committee shall be constituted in such a manner as to permit grants under the Plan to comply with Rule 16b-3, to qualify grants of options to "covered employees" as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

      With respect to grants of options to employees or consultants who are neither directors nor officers of the Company, the Plan will be administered by
(A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee will be constituted in such a manner so as to satisfy the Applicable Laws. The Compensation Committee of the Board of Directors has delegated the authority to make stock option grants to non-executive and non-director employees to Peter Desnoes, the President and Chief Executive Officer of iBEAM. The Board of Directors or the committee or executive designated by the Board of Directors to administer the Plan is referred to in this Proxy Statement as the "Administrator." The Administrator receives no additional compensation for its services in connection with the administration of the Plan.

Eligibility

      The Plan provides that options may be granted to employees (including officers), directors and consultants of the Company. Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of July 11, 2001, there are approximately 440 employees, officers, directors and consultants eligible to participate in the Plan.

      The Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee under the Plan during any fiscal year is 1,377,000, subject to adjustment as provided in the Plan. In connection with his or her initial service, an employee may be granted options to purchase up to an additional 2,754,000 shares, also subject to such adjustment. If the reverse stock split is approved, these limits will be 137,700 and 275,400, respectively. There is also a limit on the aggregate market value of shares subject to all incentive stock options granted to an optionee that may become exercisable during any calendar year.

Terms of Options

      The terms of options granted under the Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

      (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of shares of common stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

      (b) Exercise Price. The exercise price of options granted under the Plan is determined by the Administrator, and must be at least equal to the fair market value of the shares on the date of grant, as determined by the Administrator, based upon the closing price on the Nasdaq National Market on the date of grant. Incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of the Company's stock (such holders are referred to as "10% Stockholders") are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a "covered employee" under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

      (c) Termination of Employment. If the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability, options under the Plan may be exercised not later than three months (or such other period as is determined by the Administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

      (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of or her total and permanent disability, options may be exercised within twelve months (or such other period of time not exceeding twelve months in the case of incentive stock options as is determined by the Administrator) after the date of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

      (e) Death. If an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within twelve months after the date of death (or such other period of time, not exceeding twelve months, as is determined by the Administrator) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the option was exercisable on the date of death, but in no event may the option be exercised after its termination date.

      (f) Option Termination Date. Incentive stock options granted under the Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to 10% Stockholders may not have a term of more than five years.

      (g) Nontransferability of Options. Incentive stock options are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. In the case of nonstatutory stock options, the Administrator may at its discretion in certain circumstances allow the transferability of such options.

      (h) Acceleration of Option. In the event of a merger of the Company with or into another corporation or sale of substantially all of the Company's assets, the Administrator may either accomplish a substitution or assumption of options by the successor corporation or give written notice of the acceleration of the optionee's right to exercise his or her outstanding options in part or in full at any time within fifteen days of such notice.

      (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Stock Purchase Rights

      The Plan provides that the Administrator may grant rights to purchase common stock of the Company, which rights may be issued alone, in addition to, or in tandem with options issued under the Plan. No stock purchase rights have been issued under the Plan to date. Such stock purchase rights, when issued, are governed by a notice of grant, which includes the terms, conditions and restrictions of the offer, including the number of shares that the offeree may purchase, the price to be paid, and the time within which the offeree must accept the offer. If the offeree accepts the offer, a restricted stock purchase agreement is executed by the offeree and the Company, containing other terms, provisions and conditions as determined by the Administrator.

      Once the stock purchase right is exercised and the shares are purchased, the purchaser has all of the rights of a shareholder. Unless the Administrator determines otherwise, the Company has a right to repurchase the shares upon the termination of the purchaser's service with the Company for any reason. The repurchase price for the shares is the original price paid by the purchaser. The repurchase option in favor of the Company lapses on terms determined by the Administrator.

Adjustments Upon Changes in Capitalization

      In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator.

Amendment and Termination

      The Board of Directors may amend the Plan at any time or from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan that: (i) increases the number of shares that may be issued under the Plan, (ii) modifies the standards of eligibility, or (iii) modifies the limitation on grants to employees described in the Plan or results in other changes which would require stockholder approval to qualify options granted under the Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board of Directors or the stockholders may alter or impair any option previously granted under the Plan, unless mutually agreed otherwise between the optionee and the Board of Directors. The Plan shall terminate in 2010, provided that any options then outstanding under the Plan shall remain outstanding until they expire by their terms.

United States Federal Income Tax Information

      The following is a brief summary of the U.S. federal income tax consequences of transactions under the Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the Plan.

      Options granted under the Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not qualify. If an option granted under the Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below.) The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock on the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

      All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

Alternative Minimum Tax

      The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

      In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

         If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

Required Vote

      The approval of the amendment of the Plan and the reservation of 44,001,239 additional shares for issuance thereunder for a total of 60,000,000 shares, exclusive of future annual increases, requires the affirmative vote of the holders of a majority of the shares of the Company's common and Series A preferred stock, voting together as a class, present at the Annual Meeting in person or by proxy and entitled to vote.

      The Board of Directors recommends a vote FOR the Plan Amendment.

                                   PROPOSAL 3

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                      RESTATED CERTIFICATE OF INCORPORATION
                   TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT
           OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY'S STOCK


      The Board of Directors has approved and hereby is soliciting stockholder approval of an amendment to Article IV of the Company's Restated Certificate of Incorporation (the "Amendment") pursuant to which each ten (10) shares of the issued and outstanding shares of common stock shall be converted into one (1) issued and outstanding share of common stock. If the Company's stockholders approve the proposed Amendment, the following paragraphs shall be added to the end of Article IV, which would then read as follows:

            At the time of the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (a) each ten (10) shares of issued and outstanding Common Stock shall automatically, without the necessity of any further action on the part of the holder thereof, be changed and reclassified into one (1) share of common stock. Upon the occurrence of the reclassification effected by this paragraph (the "Conversion"), each certificate for outstanding shares of Common Stock dated prior to the effective date of the Conversion ("Old Common Stock") shall evidence, and be deemed to evidence, the number of shares of Common Stock into which the shares previously evidenced by such certificate shall have been reclassified in accordance with this paragraph, and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the certificates evidencing Old Common Stock shall have been surrendered or new certificates evidencing the number of shares of Common Stock into which such shares have been reclassified have been issued in accordance with the following paragraph.

            Following the occurrence of the Conversion, each holder of shares of Old Common Stock shall receive a letter of transmittal from the Corporation's transfer agent and shall either (a) surrender each certificate evidencing any such shares pursuant to the instructions in such letter of transmittal or (b) notify the Corporation that such certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the reissuance of such lost, stolen or destroyed certificate. The Corporation shall thereupon issue and deliver or cause to be issued and delivered to such holder a certificate or certificates, in the name shown on such certificate evidencing Old Common Stock, for the number of whole shares of common stock into which the shares of Old Common Stock evidenced by the surrendered (or lost, stolen or destroyed) certificate have been reclassified, dated as of the date on which the Conversion become effective. The Corporation shall not be obligated to issue any certificate evidencing shares of common stock in connection with the Conversion except in accordance with this paragraph.

            Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Old Common Stock who would otherwise be entitled to a fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock to be received by such holder) shall receive from the Corporation the number of shares of Common Stock the holder would otherwise be entitled to, rounded up to the next number of whole shares of Common Stock.

            The par value of the Common Stock and the Preferred Stock as set forth in this Article IV, hereof shall remain unchanged by the Conversion.

      If approved, this one-for-ten reverse stock split (the "Reverse Split") will become effective upon filing an amendment to the Company's Restated Certificate of Incorporation with the Secretary of the State of Delaware. Once implemented, the Reverse Split would result in each holder of iBEAM's common stock on the Record Date owning fewer shares of common stock than they owned immediately prior to the Reverse Split, and outstanding options, warrants, and other convertible rights will become exercisable to purchase a fewer number of shares of common stock at an exercise price per share increased by the factor of the Reverse Split. Fractional shares, options and warrants will be rounded up to the nearest whole number.

      In order to effect the Reverse Split as currently described, the stockholders are being asked to approve the Amendment to the Company's Restated Certificate of Incorporation. The Board of Directors, however, reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the Reverse Split if at any time prior to the Amendment's effectiveness the Board of Directors determines in its sole discretion that the Reverse Split is no longer in the best interests of the Company or its stockholders. The Board of Directors may at any time make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Secretary of State of the State of Delaware and give effect to the Reverse Split.

Effects of the Reverse Split

      The Reverse Split will not affect in any manner the relative rights and preferences of iBEAM's stockholders. There will be no change in the voting rights, right to participate in stock or cash dividends, or rights upon the liquidation or dissolution of iBEAM of holders of common stock; nor will the Reverse Split affect in any manner the ability of iBEAM's stockholders to sell under Rule 144 or otherwise engage in market transactions in accordance with federal and state securities laws. Any and all outstanding options, warrants and other rights exercisable or convertible into shares of common stock will be adjusted as a result of the Reverse Split. The adjustment will consist of an increase in the exercise price or conversion value per share by the factor of the Reverse Split and the number of shares issuable upon exercise or conversion will be reduced by the same factor. For example, if a one-for-ten (1-for-10) Reverse Split is implemented, an option, warrant or other right exercisable or convertible into 1,000 shares of common stock at an exercise price or conversion value of $1.00 per share immediately before implementation of the Reverse Split would be exercisable or convertible into 100 shares of common stock at an exercise price or conversion value of $10.00 per share immediately after implementation of the Reverse Split. All other relative rights and preferences of holders of outstanding options, warrants and other rights convertible or exercisable into shares of iBEAM's common stock shall remain unchanged. iBEAM currently has no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction.

Reasons for the Reverse Split

      The Board of Directors believes that approval of the Reverse Split is in the best interest of iBEAM and its shareholders for several reasons. First, as iBEAM's common stock is listed on The Nasdaq National Market ("Nasdaq"), iBEAM must qualify for continued listing on Nasdaq under Nasdaq's maintenance criteria. Nasdaq's maintenance criteria include, among other things, the requirement that the Company's common stock maintain a minimum closing bid price of at least $1.00 per share for specified periods of time. As of the date of this Proxy Statement, iBEAM does not satisfy the minimum closing bid price criteria. Specifically, the Company has received a letter from Nasdaq dated May 10, 2001 informing the Company that because the closing price of the Company's stock remained below $1.00 per share for thirty consecutive trading days the Company is out of compliance with Nasdaq's minimum closing bid criteria. That letter further stated that if the Company's stock fails to maintain a minimum closing bid of $1.00 per share for ten consecutive trading days by August 8, 2001, the Company's stock would be subject to delisting. During informal and non-binding conversations with representatives of Nasdaq, the Company was advised that notwithstanding a failure of the Company's stock to maintain a minimum closing bid price of $1.00 per share for ten consecutive trading days by August 8, 2001, Nasdaq would consider delaying any delisting action regarding the Company's stock if by August 8, 2001, the Company presents to Nasdaq a reasonable plan to increase the trading price of the Company's stock above $1.00 per share. As a result, it may be necessary to implement a reverse split of the Company's common stock in order to meet Nasdaq's maintenance criteria and to ensure that iBEAM's common stock will continue to qualify for listing on

Nasdaq. Additionally, the Board of Directors believes that the Reverse Split, which is intended to result in a higher per share trading price of iBEAM's common stock, may enable the Company to attract additional interest in its common stock from the investment community, particularly market-makers. Some broker-dealers and investment bankers require that a company's common stock maintain a minimum public trading price before those broker-dealers or investment bankers will agree to make a market in that security. As a result, we believe that the Reverse Split has the potential of improving the liquidity of the public market for the Company's common stock.

      There can be no assurance that the Reverse Split will have any of the desired effects, including without limitation maintaining listing of the Company's stock on The Nasdaq National Market, or that the market price of the Company's common stock will increase at all. The market price of the Company's common stock may decrease to pre-split levels.

Mechanics of the Reverse Split

      If the Reverse Split is approved by the requisite vote of iBEAM's stockholders and the Board of Directors does not thereafter elect to abandon the Reverse Split as described above, the Amendment will be filed with the Secretary of State of Delaware. The Reverse Split will be effective on the date of such filing. Upon filing the Amendment, every ten (10) issued and outstanding shares of common stock will, immediately following filing of the Amendment, be automatically and without any action on the part of the stockholders, converted into and reconstituted as one (1) share of common stock.

      As soon as practicable after the effective date, the Company will mail or cause to be mailed, a letter of transmittal to each stockholder of record of shares of common stock outstanding as of the effective date. The letter of transmittal will set forth instructions for surrender to iBEAM's transfer agent of the certificates representing the common stock prior to the Reverse Split in exchange for the certificates representing the appropriate number of shares of common stock following the Reverse Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO THE RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY. Until this exchange is completed, the stockholders' common stock shall be deemed equal to the new number of whole shares of common stock to which each shareholder is entitled as a result of the Reverse Split.

Required Vote

      The approval of the Reverse Split requires the affirmative vote of a majority of all the outstanding shares of the Company's common and Series A preferred stock, voting together as a class and entitled to vote.

      The Board of Directors recommends a vote FOR the Reverse Split.

                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      iBEAM's Bylaws provide that, in order to be eligible for consideration at an annual meeting of stockholders, notice of all nominations of directors or other business to be considered must be made in writing and must be delivered to the Secretary of iBEAM not less than 90 days prior to the meeting at which such nominations will be made; provided, however, if less than 100 days notice or other public disclosure of the meeting is given to stockholders, such notice by the stockholder must be delivered to the Secretary of iBEAM not later than the close of business on the 10th day following the day on which the notice of meeting was mailed or other public disclosure of the meeting was made.

      It is presently anticipated that the 2002 annual meeting of Stockholders will be held in June of 2002. If the meeting is held, in order for stockholder proposals to be included in the proxy material for that meeting, such proposals must be received by the Secretary of iBEAM at iBEAM's principal executive office not later than January 15, 2002, and meet all other applicable requirements for inclusion therein.

      In the alternative, if a stockholder follows the SEC's proxy solicitation rules, the stockholder may commence his own proxy solicitation and present a proposal from the floor at the 2002 annual meeting of stockholders of iBEAM. In order to do so, the stockholder must notify the Secretary of iBEAM in writing, at iBEAM's principal executive office no later than February 14, 2002, of his proposal. If the stockholder does not notify the Secretary of iBEAM by February 14, 2002, iBEAM may vote proxies under the discretionary authority granted by the proxies solicited by the Board of Directors for such annual meeting.

                                  OTHER MATTERS

      Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxy holders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                                  MISCELLANEOUS

      iBEAM's Form 10-K for the year ended December 31, 2000, which includes consolidated financial statements audited and reported upon by iBEAM's independent auditor, is being mailed along with this Proxy Statement.


                                        By Order of the Board of Directors,


                                        /s/ Daniel Sroka

                                        Daniel Sroka
                                        Secretary

Sunnyvale, California
August 14, 2001

                                   APPENDIX A

                         CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                         iBEAM BROADCASTING CORPORATION

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of iBEAM Broadcasting Corporation (the "Company") shall be:

o to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

o to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

o to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

o to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors meeting the following criteria:

      1. Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

      2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

      3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

o Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

o Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

o     Reviewing fee arrangements with the independent auditors;

o Reviewing the independent auditors' proposed audit scope, approach and independence;

o Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

o Requesting from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

o Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

o Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

o Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

o Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A;

o Reviewing this Charter periodically, at least annually, and updating as conditions dictate;

o Submitting this Charter to the Board of Directors for approval and having the Charter published at least every three years in the Company's proxy statement;

o Reviewing the Audit Committee's own structure, processes and membership requirements; and

o Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance. The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter.

ZIBC1B                             DETACH HERE

                                      PROXY

                         iBEAM BROADCASTING CORPORATION

                    Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders, September 12, 2001

                  (see Proxy Statement for discussion of items)

      The undersigned hereby appoints Peter Desnoes and Robert Davis as proxies, with power of substitution, to vote all shares of iBEAM Broadcasting Corporation Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2001 Annual Meeting of Stockholders of iBEAM Broadcasting Corporation, or any adjournment thereof.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------
iBEAM Broadcasting Corporation

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

-----------------
Vote by Telephone
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

--------------------------------------------------
Follow these four easy steps:

1.    Read the accompanying Proxy Statement and
      Proxy Card.

2.    Call the toll-free number
      1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.    Follow the recorded instructions.
--------------------------------------------------

Your vote is important!
Call 1-877-PRX-VOTE anytime!

----------------
Vote by Internet
----------------

It's fast, convenient, and your vote is
immediately confirmed and posted.

--------------------------------------------------
Follow these four easy steps:

1.    Read the accompanying Proxy Statement and
      Proxy Card.

2.    Go to the Website
      http://www.eproxyvote.com/ibem

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.    Follow the instructions provided.
--------------------------------------------------

Your vote is important!
Go to http://www.eproxyvote.com/ibem anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

ZIBC1A                             DETACH HERE

|X| Please mark
    votes as in
    this example.

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 and 3.
--------------------------------------------------------------------------------

1.    Election of three directors to serve three-year terms.
      Nominees: (01) Frederic Seegal, (02) Robert Wilmot and
                (03) Howard Janzen.

            FOR                         WITHHELD
            THE     |_|            |_|  FROM THE
          NOMINEES                      NOMINEES

      |_| ______________________________________
          For all nominees except as noted above

                                                 FOR     AGAINST     ABSTAIN

2.    Approval of amendment to iBEAM's 2000      |_|       |_|         |_|
      Stock Plan to increase the maximum
      number of shares authorized under the
      Plan to 60,000,000 (on a pre-split
      basis).

3.    Approval of amendment to iBEAM's           |_|       |_|         |_|
      Restated Certificate of Incorporation
      to effect a one-for-ten reverse
      stock split.

The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Items 1, 2 and 3 and at the discretion of the proxies on any other matter that may properly come before the meeting.

              MARK HERE    |_|             MARK HERE    |_|
             FOR ADDRESS                  IF YOU PLAN
             CHANGE AND                    TO ATTEND
            NOTE AT LEFT                  THE MEETING

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature:________________ Date:________ Signature:_______________ Date:________